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                                                                   Exhibit 10.15

                          Donaldson, Lufkin & Jenrette

                       Donaldson, Lufkin & Jenrette, Inc.
             277 Park Avenue, New York, New York 10172 (212) 892-3000

October 30, 2000
Revised October 31, 2000

Anthony Daddino
Donaldson, Lufkin & Jenrette, Inc.
277 Park Avenue
New York, NY 10172

Dear Tony:

As you know, Credit Suisse First Boston ("CSFB") and Donaldson, Lufkin & Jenrette ("DLJ") have agreed to merge their businesses. In connection with that merger we are pleased to offer you continuing employment with the combined organization (the "Company"), contingent and effective upon the consummation of the merger. If you accept this offer, your compensation for year 2000 and 2001 and your Retention Award will be as follows.

1. You will receive a Retention Award in the amount of $4,000,000, pursuant to terms and conditions set forth in Exhibit A. The Retention Award will be made to you in the form of phantom shares representing an unsecured contractual right to receive an equivalent number of duly authorized and issued shares of Credit Suisse Group ("CSG"). Definitions applicable to this letter and to the Retention Award are set forth in Exhibit A.

2. Your total compensation for 2000 includes your annual base salary paid at the rate currently paid by DLJ ($175,000), a cash bonus of $4,400,000, payable when, and in the manner that the Company pays bonuses to employees generally and an award under the 2000 DLJ Long Term Incentive Plan (the "LTI"), which shall vest immediately and become fully payable on July 1, 2002 in the amount of $3,146,700 (representing 10,000 units), so long as the Company has not terminated your employment for Cause. Definitions applicable to this letter are annexed hereto as Exhibit B.

3. In addition, you will receive an additional retention award in the form of 6,356 LTI units which shall vest immediately and become fully payable on July 1, 2002, so long as the Company has not terminated your employment for Cause and you have not resigned your employment with the Company (or given a notice of resignation) prior to that date.

4. The aggregate of your base salary, annual bonus and long term incentive plan awards for 2001 shall be no less than 75% of the aggregate base salary, annual bonus, and long term incentive plan award received or deferred for you for 1999, and such payments are subject to all of the Company's plans, policies, and practices as to payment of bonuses. This guaranteed compensation amounts to $6,461,250, which represents 75% of your 1999 aggregate compensation of $8,615,000 (base salary of $175,000, bonus of $4,000,000, and Long Term Incentive Plan (the "LTI") of $4,440,000). Any amounts paid to you in excess of


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      the minimum shall be solely in the discretion of the Company. A portion of the bonus you receive for 2001 may be paid in the form of a deferred award under the Credit Suisse Group International Share Plan or a successor equity plan (the "Share Plan"). Details of the Share Plan will be provided to you separately. In addition, you will receive a special compensation payment in mid April 2001 as a make whole payment for DLJ stock held for your benefit by the Rabbi Trust in the amount of $1,850,261.

5. Notwithstanding the foregoing, you will not be entitled to receive any base salary or bonus payment following the date upon which your active employment with the Company terminates for any reason, (or any bonus payment after you have given notice of your intent to terminate), unless your employment was terminated by the Company without Cause, in which case you shall be entitled to receive, to the extent not already paid, your bonus for 2000 and 2001 (calculated by subtracting your annual base salary for each applicable year from your minimum total compensation for that year) when it otherwise would have been paid so long as you comply with paragraph 8.

6. All amounts of compensation paid to you shall be paid subject to applicable taxes and deductions.

7. Upon your becoming an employee of the Company you will be subject to all rules and policies of employment applicable to employees of the Company generally or at your level or in your position. In addition, you will be eligible to participate in all employee benefits plans and programs of the Company generally applicable to employees at your level and in accordance with their terms. However, the Company will continue to provide the following benefits from DLJ; (a) the Company will fulfill your individual lease commitment under the Company Automobile Program, it being understood that your lease is no more than three years, (b) the Company will provide tax and investment advisory services through the existing internal provider for a period of two years following the effective date of the merger, (c) you will continue participation in the Rabbi Trust for a period of five years from the effective date of the merger, and (d) the Company will continue your medical coverage for life under the terms of the January 13, 1992 letter agreement between you and DLJ.

8. You will be an employee at will and you or the Company may terminate the employment relationship between you and the Company at any time with or without Cause. Notwithstanding the foregoing, and effective upon the date hereof, you agree, until February 28, 2001, to provide three months' notice of your intent to terminate your employment with the Company and to refrain from engaging in Competitive Activity and/or Solicitation for a period of three months after the termination of your employment. Thereafter you agree to provide one month's notice of your intent to terminate your employment and to refrain from Solicitation for a period of one month after the termination of your employment. At all times, you agree to refrain from disclosing or using Confidential Information.

9. The options you hold in the DLJ Stock Option Plan will be fully vested upon the signing of this Agreement, however, you agree to refrain from exercising any options to purchase shares of DLJ that you may have until after the consummation of the merger (expected to occur on


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      or about November 3, 2000) at which point your DLJ options will be exchanged for options to purchase CSG shares at the exchange ratio set forth in the merger agreement and on the same terms and conditions as your DLJ options.

10. This letter will not adversely affect any rights or obligations that you may have with regard to investment partnerships or deferred compensation pursuant to DLJ plans and programs which rights and obligations shall continue to be controlled by the terms of those plans and programs. You will be fully vested in your LBO plans for investments made or committed to as of the effective date of the merger.

11. This letter shall be interpreted in accordance with the laws of the State of New York (without regard for the conflicts of laws principles thereof). Any disputes arising hereunder shall be resolved in accordance with the Company's dispute resolution policy.

12. This letter represents the entire agreement between you and the Company regarding your compensation for 2000 and 2001. It may not be changed or terminated except in writing signed by the parties. It shall be binding on the successors of DLJ and it may be assigned to CSFB after the consummation of the merger.

Please confirm your acceptance of the foregoing by signing and returning a copy of this letter to the undersigned not later than October 31, 2000

Yours sincerely,


/s/ Joe L. Roby
------------------------
Joe L. Roby
President


Agreed and accepted:


/s/ A.F. Daddino
------------------------
Signature

A.F. DADDINO
------------------------
Print Name

Date: 10/31/00
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                                   Exhibit A

1. Terms

      A. Conditions for Receipt of Retention Award -- Until February 28, 2001, you agree to provide 3 months' notice of your intent to terminate your employment with the Company (as defined below) and to refrain from engaging in Competitive Activity and/or Solicitation for a period of three months after the termination of your employment. Thereafter you agree to provide one month's notice of your intent to terminate your employment and to refrain from Solicitation for a period of one month after the termination of your employment. At all times, you agree to refrain from disclosing or using Confidential Information.

      B. Valuation - The number of phantom shares being issued to you will be calculated by dividing the total initial value of the Award by the average closing sale price of CSG Shares on a spot basis for the five trading days up to and including the date of the consummation of the merger, and using the Swiss Franc/US dollar spot rate on the date of consummation of the merger, both as officially reported on the Swiss Exchange. You will not be entitled to dividend equivalents or longevity premium awards in connection with these shares. In certain locations, the Company may make arrangements for Retention Awards to be issued by an employee trust.

      C. Vesting - The retention awards will be unvested at the date of the Award and will vest and become fully vested as follows:

                    Vesting                  Date of Vesting
                    Schedule

                    1/3                      July 1, 2001
                    1/3                      July 1, 2002
                    1/3                      July 1, 2003

      Phantom shares will be converted to CSG duly authorized and issued Shares on a one to one basis and will be delivered to you after they vest subject to the payment of all applicable taxes and so long as you are in compliance with the restrictions set forth in (A) above. After delivery, shares will be entitled to the receipt of applicable dividends. Vesting and delivery of the Retention Award is not accelerated as a result of the consummation of the merger of the businesses of Credit Suisse First Boston and Donaldson, Lufkin & Jenrette, or their parents, subsidiaries, and affiliates. You will be provided with details of delivery procedures and applicable legal restrictions under separate cover.

      D. Termination of Employment

            (i) Voluntary Resignation: unvested retention Awards will be forfeited; vested Awards will be delivered; in the event that a vesting date falls


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      within a notice period, a recipient will not be entitled to any shares scheduled to vest during that period.

            (ii) Death/Disability: next vesting date will be accelerated, remaining tranches will be forfeited.

            (iii) Normal Retirement: unvested retention Awards will become fully vested and delivered.

            (iv) Termination without Cause: if termination occurs before July 1, 2001, vesting accelerates for the July 1,2001 and the July 1,2002 tranches; if termination occurs on or after July 1, 2001, vesting accelerates for the July 1, 2002 and the July 1, 2003 tranches.

            (v) Termination with Cause: all Retention Awards will be forfeited

            (vi) General: The grant of a Retention Award does not confer the right to continued employment.

      Any dispute under this Retention Award or otherwise will be resolved in accordance with Credit Suisse First Boston's alternative dispute resolution policy.


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                                   Exhibit B

                                  Definitions

"Cause" means, (i) a material breach by you of your obligations under this agreement or any other written agreement between you and the Company (as defined below); (ii) your willful and continued failure or refusal to perform satisfactorily any duties reasonably required in the course of your employment (other than a failure resulting from Disability); (iii) your violation in any material respect of any compliance policy of the Company applicable to employees of the Company, after (in the case of a violation susceptible of cure) notification by senior management of the Company of such violation and failure of the participant to correct such violation within 10 days of such notification; (iv) any violation by you of federal or state securities laws or regulations (v) the perpetration by you of a dishonest act or common law fraud against the Company or any customer or any client thereof; (vi) your violation of any policy applicable to employees on drugs, controlled substance, and alcohol; or (vii) your willfully engaging in misconduct which is materially injurious to the Company or to any customer or client of the Company, as determined in good faith by the Company.

"Company" means the entity or entities found as a result of the combination of the businesses of CSFB and DLJ together with their parents, subsidiaries or affiliates.

"Disability" means termination of your employment as a consequence of being deemed disabled under the employee benefits plans of the Company applicable to you.

"Competitive Activity" means, with respect to any participant, that such participant enters into any affiliation with any person, corporation, partnership or other business entity or enterprise which engages in any activity which is the same as, or similar to, or in competition with, a business activity of the Company, and/or its parents, subsidiaries and affiliates including, but not limited to, the businesses engaged in by the Equities, Investment Banking, Fixed Income, Private Equities, Retail and Capital Markets Divisions of the Company. For the purposes of the foregoing "affiliation" with any entity or enterprise shall-mean any direct or indirect interest in such entity or enterprise, whether as an officer, director, employee, partner, stockholder, sole proprietor, trustee, consultant, agent, representative, broker, finder, promoter, or otherwise; provided, however, that the acquisition of up to 5% for passive investment purposes of any class of the outstanding equity, debt securities, or other equity interest of any person, corporation, partnership or other business entity or enterprise shall not, in and of itself, be construed as an affiliation with such person or entity or enterprise.

"Confidential Information" means any secret, confidential or proprietary information which belongs to the Company or which such participant learned by reason of his or her association with the Company.


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"Normal Retirement" means retirement of a recipient from employment at age 60 or later and a minimum length of service with the Company of three years.

"Solicitation" means with respect to participant whose employment is terminated that such participant solicits or endeavors to entice away from the Company, or otherwise interferes with the relationship of the Company with any person who is employed or engaged by the Company as an employee, consultant or independent contractor or who was associated with the Company as a customer or client at any time during the 6 month period preceding such termination of employment with whom the participant had dealings and/or management responsibilities.


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